                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                           UNITED RETAIL GROUP, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                                     April 23, 1999


Dear Stockholder:

         I wish to extend a cordial invitation to the seventh Annual Meeting of the stockholders of United Retail Group, Inc., which will be held at the Marriott Glenpointe Hotel in Teaneck, New Jersey, at 11 o'clock on Wednesday morning, May 26, 1999.

         Formal notice of the Annual Meeting and the Proxy Statement are contained on the following pages. I urge that you read the Proxy Statement and then cast your vote on the accompanying proxy. The Annual Report of the Company for 1998 is enclosed. Also enclosed is an admittance card to be presented to the usher, the back of which contains directions to the meeting place.

         Please be sure to mark, date, sign and return the proxy promptly, so that your shares will be represented at the meeting.

         I look forward to greeting you at the meeting and reporting on the Company's business and outlook.


                                                 Sincerely yours,



                                                 /s/   Raphael Benaroya
                                                 ----------------------------
                                                 Raphael Benaroya
                                                 Chairman

--------------------------------------------------------------------------------
IMPORTANT: To ensure the presence of a quorum at the meeting, it is important that your stock be represented, whether or not you plan to attend. Please mark, date and sign the accompanying proxy and return it promptly in the enclosed postpaid envelope. This proxy is solicited by the Board of Directors of the Company.
--------------------------------------------------------------------------------






                            UNITED RETAIL GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 26, 1999


         The seventh Annual Meeting of the stockholders of United Retail Group, Inc. will be held at the Marriott Glenpointe Hotel, 100 Frank W. Burr Boulevard, Teaneck, New Jersey, on Wednesday, May 26, 1999, at 11 o'clock in the morning, for the following purposes:

         o  electing nine directors;

         o approving the 1999 Stock Option Plan, which authorizes the issuance of up to 400,000 shares of Common Stock, equivalent to 3.1% of the outstanding shares, to full time associates and nonmanagement Directors (Directors who are associates have declined to be eligible to participate); and

         o transacting any and all other business that may properly come before the meeting.

         A list of stockholders may be examined during business hours at the Marriott Glenpointe during the 10 days preceding the date of the Annual Meeting of Stockholders.

         The Board of Directors has fixed April 16, 1999 as the record date for the determination of stockholders entitled to vote at this meeting and only stockholders of record on that date shall be entitled so to vote.




                                            By Order of the Board of Directors,


                                            /s/  George R. Remeta
                                            -----------------------------------
                                            George R. Remeta
April 23, 1999                              Secretary

                            UNITED RETAIL GROUP, INC.
                            -------------------------
                             365 West Passaic Street
                         Rochelle Park, New Jersey 07662


                                 PROXY STATEMENT
                              Dated April 23, 1999


                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 26, 1999



The accompanying proxy is solicited by the Board of Directors of United Retail Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held May 26, 1999, and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted "for" election of the nominees named in this Proxy Statement and "for" the approval of the proposed 1999 Stock Option Plan (the "1999 Plan").

The proposed 1999 Plan provides for awards of options to purchase up to 400,000 shares of Common Stock, equivalent to 3.1% of the outstanding shares, to full time associates and nonmanagement Directors. (The Directors who are associates have declined to be eligible to participate.) See page 18 for a summary of the terms of the proposed 1999 Plan.

Any stockholder giving a proxy, however, has the power to revoke it prior to its exercise by notice of revocation to the Company in writing or by execution of a subsequent proxy (provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken) or by voting in person at the Annual Meeting. If a stockholder wishes to give a proxy to someone other than the individuals named as proxies in the proxy card, he or she may cross out the names appearing in the enclosed proxy card, insert the name of some other person, initial the insertion, sign and date the proxy card and give it to that person for use at the meeting.

The shares entitled to vote at the meeting consist of shares of Common Stock of the Company, with each share entitling the holder of record to one vote. At the close of business on April 16, 1999, the record date for the Annual Meeting, there were outstanding 13,099,588 shares of Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 23, 1999.

                              ELECTION OF DIRECTORS

Nominees

Nine nominees for the Board of Directors of the Company will be elected at the Annual Meeting of Stockholders for a term expiring at the Annual Meeting of Stockholders in 2000 or until their successors are elected and qualified. In the event any of the nominees shall be unable to serve as a Director, it is intended that the proxies will be voted for the election of a person nominated by the Board of Directors in substitution. The Company has no reason to believe that any nominee for the Board of Directors will be unable to serve as a Director if elected.

Stockholders of record on the record date wishing to nominate persons for election as Directors may do so by delivering or mailing to the Secretary of the Company, not less than 14 days prior to the Annual Meeting of Stockholders, a notice setting forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (b) the principal occupation or employment of each such nominee and (c) the number of shares of Common Stock of the Company beneficially owned by each such nominee. No person may be elected as a Director unless he or she has been nominated by a stockholder in the manner just described or by the Board of Directors.

The nine nominees receiving the highest number of votes will be elected Directors. Proxies that withhold authority to vote will be counted only for quorum purposes. Broker non-votes will not be counted for any purpose.

Business and Professional Experience

The nominees proposed by the Board of Directors are listed below.

Mr. Raphael Benaroya, age 51, has been the Company's Chairman of the Board, President and Chief Executive Officer since before 1994. Mr. Benaroya is a director of Russ Berrie and Company, Inc.

Mr. George R. Remeta, age 49, has been the Vice Chairman of the Board, Chief Financial Officer and Secretary of the Company since before 1994.

Mr. Joseph A. Alutto, age 58, a Director of the Company since December 1992, has been the Dean of the Max M. Fisher School of Business at Ohio State University since before 1994. Mr. Alutto is a director of Comptek Research, Inc.

Mr. Russell Berrie, age 66, a Director of the Company since December 1992, founded Russ Berrie and Company, Inc., an international gift manufacturer, in 1963 and since then has been its Chairman of the Board and Chief Executive Officer.

Mr. Joseph Ciechanover, age 65, a Director of the Company since May 1995, has been Chairman of the Board of El Al Israel Airlines Ltd. since February 1995. He was President of PEC Israel Economic Corporation ("PEC"), a holding company with interests in various industries, principally in Israel, from December 1994 to before 1994. Mr. Ciechanover is a director of PEC.

Mr. Michael Goldstein, age 57, has been Chairman of the Board of Toys "R" Us since February 1998 and was Vice Chairman of the Board and Chief Executive Officer of that company for four years previously. Mr. Goldstein is a director of Houghton Mifflin Co.

Mr. Ilan Kaufthal, age 51, a Director of the Company since December 1992, is a Vice Chairman of Schroder & Co. Incorporated, an investment banking firm, and has been an executive there since before 1994. Mr. Kaufthal is a director of Cambrex Corporation, ASI Solutions, Inc., Russ Berrie and Company, Inc. and Pro.Team.Com, Inc.

Mr. Vincent P. Langone, age 56, a Director of the Company since February 1994, is the Chairman of the Board, President and Chief Executive Officer of Formica Corporation, a manufacturer of Formica(R) brand laminate, and also served in those positions from before 1994 to 1995. In 1997, he was President and Chief Executive Officer of Interbuild International, Inc., a venture capital firm. In 1996, he was Chairman of the Board of L&S Associates, Inc., a management consulting firm. Mr. Langone is a director of Summit Bank and Brand Scaffolding Services, Inc.

Richard W. Rubenstein, Esq., age 54, a Director of the Company since December 1991, has been a partner at Squire, Sanders & Dempsey, a law firm, since May 1994 and was previously a partner at Schwartz, Kelm, Warren & Rubenstein, a law firm, since before 1994. Mr. Rubenstein is a director of AmeriLink Corporation.

Information Concerning the Board of Directors and Certain Committees

The Company's Board of Directors held four meetings in Fiscal 1998. During Fiscal 1998, all of the Directors attended 90% or more of the total number of meetings of the Board and of committees of the Board on which they served except Russell Berrie and Joseph Ciechanover, who attended less than 75%.

Subject to approval by the Board, standing committees of Directors take action in their respective areas of responsibility.

The Compensation Committee of the Board recommends executive compensation. See, "Compensation Committee Report" regarding the Directors who served on the Compensation Committee in Fiscal 1998. The Compensation Committee held five meetings in Fiscal 1998.

The Audit Committee of the Board reviews and confirms the selection of the Company's independent public accountants and oversees internal audits. The Audit Committee was composed of a former Director and Messrs. Alutto and Kaufthal until the organizational meeting of the Board of Directors in May 1998, when the membership was changed to Mr. Kaufthal, as Chairman of the Committee, and Messrs. Langone and Rubenstein. The Audit Committee held three meetings in Fiscal 1998.

The Nominating Committee of the Board nominates suitable persons for election as Directors of the Company. Its members during Fiscal 1998 were Mr. Benaroya, as Chairman of the Committee, and Messrs. Berrie and Rubenstein, who continue to constitute the Nominating Committee. Stockholders of record are permitted to nominate persons for election (see "ELECTION OF DIRECTORS-Nominees" above); therefore, no formal procedures exist for stockholders to make nominee recommendations to the Nominating Committee. The Nominating Committee held two meetings in Fiscal 1998. The Board's nominees for election as Directors at the seventh Annual Meeting of Stockholders were selected by the Nominating Committee in Fiscal 1999.

Director Compensation

Each Director who is not employed by the Company receives $3,000 for each Board meeting that he attends. In addition, a nonmanagement Director receives $1,000 for each additional day on which he attends a committee meeting.

Each Director who is neither employed by the Company nor nominated by Limited Direct Associates, L.P. (see, "Security Ownership of Management - Stockholders' Agreement") annually receives an award under the Company's Restated 1996 Stock Option Plan (the "1996 Plan" or the "Existing Plan") of nonqualified options to purchase 3,000 shares of Common Stock exercisable at the then current market price for a term of 10 years. Each option becomes exercisable as to 600 shares on completion of each full year of service as a Director after the date of grant, provided, however, that each option becomes fully exercisable in the event that the Company enters into certain transactions, including certain mergers or the sale of all or substantially all of the Company's assets, and becomes fully exercisable upon retirement from the Board in the discretion of the Compensation Committee of the Board.

Richard W. Rubenstein, Esq. has been nominated as a Director by Limited Direct Associates, L.P. (see, "Security Ownership of Management -- Stockholders Agreement") and has been ineligible to participate in the 1996 Plan. In Fiscal 1998, the Board of Directors granted Mr. Rubenstein nonqualified options for a term of 10 years to purchase (i) 3,000 shares of Common Stock exercisable at the market price on the date of grant, $11.50, with five year vesting, (ii) 6,000 shares exercisable at a price of $12.08 with four year vesting and (iii) 11,000 shares at a price of $12.08 vesting fully on November 21, 1998. These stock option grants were made in recognition of Mr. Rubenstein's service on the Board for seven years without having received any stock options.

The proposed 1999 Plan would provide each Director who is not employed by the Company with an annual award of nonqualified options to purchase 3,000 shares of Common Stock exercisable at the then current market price for a term of 10 years with five year vesting. See, "Proposal to Approve Adoption of 1999 Stock
Option Plan."

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 31, 1999, certain information with respect to the beneficial ownership of shares of Common Stock of the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company and its subsidiaries in Fiscal 1998 other than the Chief Executive Officer, each Director, and all Officers and Directors as a group, and their percentage ownership. See, "-Stockholders' Agreement" for a description of voting arrangements to which the shares held by Messrs. Benaroya and Remeta are subject. Otherwise, except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information furnished by the persons listed.



 Name of Beneficial                            Amount of           Percent of
      Owner or                                Beneficial           Outstanding
  Identity of Group                            Ownership             Shares
  -----------------                            ---------             ------


Mr. Raphael Benaroya(1) ....................  2,572,643               19.1%
Mr. George R. Remeta(2) ....................    505,888                3.8%
Kenneth P. Carroll, Esq.(3) ................     68,355                  *
Ms. Ellen Demaio(4) ........................     32,400                  *
Ms. Carrie Cline-Tunick(5) .................     14,000                  *
Mr. Joseph A. Alutto(5) (6) ................     15,250                  *
Mr. Russell Berrie (5) .....................     39,000                  *
Mr. Joseph Ciechanover(7) ..................      6,000                  *
Mr. Michael Goldstein ......................        -0-                -0-
Mr. Ilan Kaufthal(5) (6) (8) ...............     79,000                  *
Mr. Vincent P. Langone(9) ..................     32,000                  *
Richard W. Rubenstein, Esq.(10) ............     13,300                  *

All Officers and Directors as a group ......  3,568,212               25.6%
    (21 persons) (11)
-------------------
(1) Includes 394,706 shares which may be acquired within 60 days by the exercise of stock options. Excludes 90,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.
(2) Includes 164,000 shares which may be acquired within 60 days by the exercise of stock options.
(3) Includes 53,000 shares which may be acquired within 60 days by the exercise of stock options.
(4) Consists of 32,400 shares which may be acquired within 60 days by the exercise of stock options.
(5) Includes 14,000 shares which may be acquired within 60 days by the exercise of stock options.
(6)  The outstanding shares are held jointly with his wife.
(7) Includes 4,200 shares which may be acquired within 60 days by the exercise of stock options.
(8) Excludes shares held by Schroder & Co. Incorporated, of which Mr. Kaufthal is a Vice Chairman, and as to which he disclaims beneficial ownership.
(9) Includes 9,000 shares which may be acquired within 60 days by the exercise of stock options. Also includes 400 shares held by a partnership, as to which he disclaims beneficial ownership.
(10) Includes 13,100 shares which may be acquired within 60 days by the exercise of stock options.
(11) Includes 837,506 shares which may be acquired within 60 days by the exercise of stock options and shares held jointly with the wives of certain members of the group.

* Less than one percent.

Stockholders' Agreement

At March 31, 1999, a total of 35.5% of the outstanding Common Stock was held by Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, by Limited Direct Associates, L.P. ("LDA"), an affiliate of The Limited, by certain other officers of the Company and by certain former associates of the Company who, together with the Company, are parties to the Restated Stockholders' Agreement, dated December 23, 1992, as amended as of June 1, 1993, February 1, 1997 and April 6, 1998 (as amended, the "Restated Stockholders' Agreement"). The Restated Stockholders' Agreement provides, among other things, that the parties shall take such action, including the voting of shares of Common Stock, as may be necessary to cause the Board of Directors to be elected in the following manner:

      (a) the Board of Directors shall consist of nine members, of whom two are persons ("Management Directors") nominated by the Chairman of the Board, one is a person nominated by LDA and six are persons ("Public Directors") who are not affiliates of (i) Mr. Benaroya, (ii) certain executives of the Company or (iii) Mr. Benaroya's or such executives' Permitted Transferees under the Restated Stockholders' Agreement (collectively, "Management Investors") or (iv) LDA, named by the Nominating Committee and approved by the Board of Directors;

      (b) if the holdings of the Management Investors increase to at least 3,010,000 shares of Common Stock (including at least 500,000 additional shares acquired by Mr. Benaroya), the Chairman of the Board shall be entitled to nominate one additional Management Director, for a total Board membership of 10, for so long as he and his family continue to hold at least 500,000 shares of Common Stock, he remains Chairman of the Board and the Management Investors continue to hold at least 2,010,000 shares, provided, however, that in the event the number of shares held by the Chairman (and his family) and the Management Investors fall below 500,000 shares and 2,010,000 shares, respectively, the Chairman shall thereafter nominate two persons, rather than three persons, for election as Directors;

      (c) in the event of Mr. Benaroya's termination as Chairman of the Board under any circumstances, (i) he shall be entitled to nominate one Director so long as he and his family continue to hold at least 100,000 shares of Common Stock, (ii) one other person, who would otherwise have been nominated by him as a Director, shall be named instead by the Nominating Committee and approved by the Board of Directors and (iii) if the Board then has 10 members, the Board membership shall be decreased to nine; and

      (d) the rights of Mr. Benaroya and LDA to nominate Directors shall expire if their stockholdings fall below 100,000 shares of Common Stock, and, in the case of Mr. Benaroya, he no longer serves as Chairman of the Board; in which case the Director who would otherwise be nominated by such party shall be named instead by the Nominating Committee and approved by the Board of Directors.

Both Management Directors abstain from votes involving the personal interests of either Management Director. The Director nominated by LDA abstains from votes involving the interests of The Limited and its affiliates.

The voting arrangement under the Restated Stockholders' Agreement described above will expire on July 17, 1999, at which time the Company's By-laws are expected to be amended to eliminate provisions reflecting the voting arrangement that will have expired.

The proposed Management Directors are Messrs. Benaroya and Remeta. Mr. Rubenstein was nominated by LDA.

                             EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and its subsidiaries in the fiscal year indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term
                                                                                      Compensation Awards
                                                                            ----------------------------------------
                                                                            Securities Underlying
   Name and                                   Annual Compensation(1)              Options(3)            All Other
Principal Positions             Year         Salary          Bonus(2)        (numbers of shares)     Compensation(4)
-------------------             ----         ------          --------        -------------------     ---------------
Mr. Raphael Benaroya,           1998        $550,000         $660,000                200,000           $105,000
  Chairman of the Board,        1997        $550,000         $330,000                    -0-           $ 82,000
  President and Chief           1996        $550,000              -0-                    -0-           $ 53,000
  Executive Officer(5)

Mr. George R. Remeta,           1998        $376,000         $376,000                100,000           $ 58,000
  Vice Chairman of the          1997        $350,000         $175,000                    -0-           $ 48,000
  Board-Chief Financial         1996        $349,000              -0-                    -0-           $ 29,000
  Officer, Secretary and
  Director(5)

Ms. Ellen Demaio,               1998        $250,000         $200,000                 32,000           $ 32,000
  Senior Vice President         1997        $200,000         $ 80,000                    -0-           $ 24,000
  -Merchandise of United        1996        $200,000              -0-                 30,000           $ 16,000
  Retail Incorporated(6)

Ms. Carrie Cline-Tunick,        1998        $300,000         $120,000                 40,000                -0-
  Vice President-Product        1997        $300,000         $ 60,000                    -0-                -0-
  Design and                    1996        $225,000         $ 20,000                 10,000                -0-
  Development of United
  Retail Incorporated(7)

Kenneth P. Carroll, Esq.,       1998        $220,000         $176,000                 50,000           $ 29,000
  Senior Vice President         1997        $210,000         $ 84,000                 10,000           $ 25,000
  -General Counsel(8)           1996        $209,000              -0-                 65,000           $ 16,000


------------
Footnotes on following page.

(1) The amounts shown are rounded and include deferred compensation but do not include reimbursement of premiums for supplemental disability insurance, perquisites and other personal benefits, if any, the value of all of which for each named officer did not exceed the lesser of $50,000 or 10% of the aggregate salary and bonus compensation for such officer.
(2) The amounts shown are rounded and include payments as a bonus in a subsequent year for services rendered in the year indicated.
(3) The Company had no long-term compensation plan other than plans which provided for options to purchase shares of Common Stock. The exercise price of each option listed in the table was at the current market price per share of Common Stock on the date of action by the Board of Directors or the Compensation Committee, as the case may be. See, "Option Grants in Last Fiscal Year" and "Report of Compensation Committee" regarding stockholder action with respect to the options granted to Messrs. Benaroya and Remeta.
(4) The amounts shown are rounded and consist principally of contributions by the Company to the Retirement Savings Plan and Supplemental Retirement Savings Plan based on the salary and bonus received for the year indicated and, in the case of Messrs. Benaroya and Remeta, reimbursement for premiums they paid on individual term life insurance policies and income taxes on such reimbursement. In Fiscal 1998, the respective amounts of approximately $13,000 and $3,000 were reimbursed to Mr. Benaroya and Mr. Remeta with respect to such premiums and taxes.
(5) In 1998, the stockholders approved nonqualified stock options exercisable at a price of $6.3125 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the stock option agreements and the Employment Agreements between the Company and Mr. Benaroya and Mr. Remeta, respectively.
(6) In 1996, Ms. Demaio surrendered outstanding options to purchase 30,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. All the stock options then held by Ms. Demaio, totaling 38,000 shares, have the benefit of an arrangement in which the Company will pay Ms. Demaio the difference if $34.28 exceeds the market price per share at the time of exercise. The payment is conditioned, among other things, on the Company's achieving annual net sales of $1 billion and operating income of at least 7% of net sales. The options issued in 1996 are exercisable at a price of $5.125. The options granted in 1998 are exercisable at a price of $5.875. All the foregoing options are incentive stock options providing for a term of 10 years and five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the respective Plans. United Retail Incorporated is the Company's operating subsidiary.
(7) Annual compensation for Fiscal 1996 included non-recurring payments that were a part of Ms. Cline-Tunick's hiring package. The options granted in 1996 are exercisable at a price of $5.125. The options granted in 1998 are exercisable at a price of $5.875. All of the foregoing options are incentive stock options providing for a term of 10 years and five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the respective Plans.
(8) In 1996, Mr. Carroll surrendered outstanding options to purchase 55,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. The replacement options issued in 1996 are incentive stock options exercisable at a price of $5.125. Additional options granted in 1996 are incentive stock options to purchase 10,000 shares at an exercise price of $4.125. The options granted in 1997 are incentive stock options exercisable at a price of $3.125. The options granted in 1998 are exercisable at a price of $5.875, of which options to purchase 30,000 shares are nonqualified options with the remainder being incentive stock options. All the foregoing options provide for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the respective Plans and the Employment Agreement between the Company and Mr. Carroll.

Employment Agreements

The Company has Employment Agreements with Messrs. Benaroya, Remeta and Carroll, dated as of November 20, 1998 and with terms ending on August 3, 2003. Annual base salaries are $550,000 for Mr. Benaroya, $380,000 for Mr. Remeta and $220,000 for Mr. Carroll. Under the Agreements, annual base salaries are adjusted for inflation and may be increased further by the Compensation Committee of the Board of Directors. See, "Summary Compensation Table" and "Report of Compensation Committee." The Agreements also provide for the award of bonuses ("Incentive Compensation Bonuses") with respect to each Spring season and each Fall season based on meeting or exceeding seasonal earnings targets. The contractual earnings targets established by the Compensation Committee of the Board for the Fall 1998 season and the Spring 1999 season were the same operating income targets applicable under the Company's incentive program for officers. The potential bonus ranges from nothing to a specified percentage of the officer's base salary. The potential bonus ranges up to 120% of seasonal base salary for Mr. Benaroya, up to 100% for Mr. Remeta and up to 80% for Mr. Carroll.

If the Company terminates the employment of Mr. Benaroya, Mr. Remeta or Mr. Carroll without cause (as defined in his Employment Agreement) before the end of the contractual term, the Company must pay him, in addition to accrued salary and benefits, (a) an amount equal to three times the sum of (i) then current annual base salary, plus (ii) the amount of Incentive Compensation Bonuses with respect to the two most recently completed seasons plus (iii) $20,000 in the case of Mr. Benaroya and $4,000 in the case of Mr. Remeta, (b) a pro-rata Incentive Compensation Bonus for the season in which termination occurs and (c) a tax gross-up ("Excise Tax Gross-Up") which reimburses him for any federal excise taxes owed to the extent that Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), applies to the payments.

If Mr. Benaroya, Mr. Remeta or Mr. Carroll resigns his employment within 10 business days after first receiving notice of change of control (as defined in his Employment Agreement) of the Company, the Company must pay him, in addition to accrued salary and benefits, (a) an amount equal to three times the sum of
(i) the then current annual base salary plus (ii) $20,000 in the case of Mr. Benaroya and $4,000 in the case of Mr. Remeta, (b) a pro-rata Incentive Compensation Bonus for the season in which resignation occurs and (c) an Excise Tax Gross-Up.

United Retail Incorporated has an Employment Agreement with Ms. Cline-Tunick, dated as of March 26, 1998 and with a term ending on March 26, 2003. The Agreement provides for annual base salary of $300,000 and an Incentive Compensation Bonus up to 40% of seasonal base salary. If United Retail Incorporated terminates her employment without cause (as defined in her Employment Agreement) before the end of the contractual term, she is entitled, in addition to accrued salary and benefits, to one year's base salary as severance pay and a pro-rata Incentive Compensation Bonus for the season in which termination occurs.

The Employment Agreements also contain covenants not to compete during employment or afterwards for 18 months in the case of Messrs. Benaroya, Remeta and Carroll and for 12 months in the case of Ms. Cline-Tunick. The officers are expressly under no obligation to seek other employment during the noncompetition period, and there would be no offset against any amounts due to them on account of any subsequent permitted employment. The officers are also obligated not to disclose confidential information at any time during or after employment.

Retirement Savings Plan

The Company has a profit-sharing plan qualified under the Code, the Retirement Savings Plan (the "RSP"), in which all employees who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution of 1%, 2% or 3% of his compensation be made under the RSP as a basic contribution that reduces his compensation under the Code. For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution or such greater or lesser amount as the Company may determine in its sole discretion, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company are for the exclusive benefit of participants and vest 100% after seven years of service with the Company and in lesser percentages after six, five, four and three years of service with the Company.

The Company has a nonqualified supplemental retirement plan (the "SRSP"). Under the SRSP the Company makes cash contributions to a separate trust fund equal to the amount of contributions that it otherwise would have made pursuant to the terms of the RSP but which were disallowed by governmental regulations limiting contributions to qualified plans. The Company also makes cash retirement contributions to the trust fund under the SRSP equal to 6% of each participant's compensation, provided, however, that the Company may contribute a greater or lesser amount in its sole discretion and provided, further, that retirement contributions to the SRSP are limited to employees who earn $100,000 per annum or more and who were employed by the Company before 1993. Messrs. Benaroya, Remeta and Carroll and Ms. Demaio are the beneficiaries of retirement contributions under the SRSP.

The Benefits Committee of the Board of Directors oversees the RSP and SRSP.

The following table sets forth information with respect to the grant of stock options in Fiscal 1998 to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries:

                        OPTION GRANTS IN LAST FISCAL YEAR


                                         % of Total
                                           Options
                            Number of    Granted to                Market
                            Securities    Employees                Price                 Potential Realizable Value at Assumed
                            Underlying    in Fiscal   Exercise    Date of   Expiration   Annual Rates of Stock Appreciation
Name                          Option        Year      Price        Grant    Date         for Option Term (1)
----                        ----------   -----------  --------    -------   ----------   --------------------------------------
                                                                                            0%            5%            10%
                                                                                           ----          ----          -----
Raphael Benaroya(2)        200,000(3)       34.9%     $6.3125     $11.50    02/15/08     $1,038,000    $2,484,000    $4,704,000

George R. Remeta(2)        100,000(3)       17.4%     $6.3125     $11.50    02/15/08       $519,000    $1,242,000    $2,352,000

Ellen Demaio                32,000(4)        5.6%     $5.875      $5.875    02/12/08         -0-         $118,080      $299,520

Carrie Cline-Tunick         40,000(4)        7.0%     $5.875      $5.875    02/12/08         -0-         $147,600      $374,400

Kenneth P. Carroll          30,000(3)        5.2%     $5.875      $5.875    02/13/08         -0-         $110,700      $280,800
                            20,000(4)        3.5%     $5.875      $5.875    02/12/08         -0-          $73,800      $187,200

----------------
(1) The assumed rates of growth in the table above were selected for illustration purposes only and are not intended to forecast future stock prices.
(2) The closing price of Common Stock on the trading day before the option was approved by the Board of Directors is equal to the exercise price of the option subsequently granted by the stockholders.
(3) The option is a nonqualified stock option exercisable in five equal annual installments commencing one year after the date of grant.
(4) The option is an incentive stock option exercisable in five equal annual installments commencing one year after the date of grant.

The following table sets forth information with respect to option exercises and total options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries.


       AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL 1998 YEAR END
                                 OPTION VALUES


                                                        Number of Securities Underlying          Value of Unexercised
                                                        Unexercised Options At                   In-The-Money Options At
                                                        Fiscal 1998 Year End                     Fiscal 1998 Year End(1)
                                Shares
                                Acquired
                                On           Value
Name                            Exercise     Realized      Exercisable     Non-Exercisable    Exercisable     Non-Exercisable
----                            --------     --------      -----------     ---------------    -----------     ---------------
Raphael Benaroya                 937,500     $4,570,313       341,750           258,430       $1,352,674        $802,327

George R. Remeta                 140,625       $685,547       139,000           121,000         $549,813        $661,438

Ellen Demaio                         -0-        -0-            20,000            50,000          $97,250        $216,625

Carrie Cline-Tunick                  -0-        -0-             4,000            46,000          $19,250        $191,375

Kenneth P. Carroll                   -0-        -0-            28,000            97,000         $142,750        $451,313


----------------

(1) Fair market value of the Common Stock at Fiscal 1998 year end was $9.9375 per share.

                        REPORT OF COMPENSATION COMMITTEE
                        --------------------------------


Membership; Authority

The Compensation Committee of the Board of Directors of the Company was composed of Richard W. Rubenstein, as Chairman, Ilan Kaufthal and Vincent P. Langone until the organizational meeting of the Board of Directors in May 1998, when the membership was changed to Vincent P. Langone, as Chairman, Joseph A. Alutto and Joseph Ciechanover.

In February 1998, subject to approval by the Board of Directors, the Compensation Committee determined the cash compensation of each officer and other manager of the Company or its subsidiaries whose combined base salary and potential cash bonus could have exceeded $150,000 per annum. During Fiscal 1998, option grants were made from time to time by the Compensation Committee pursuant to the Restated 1996 Stock Option Plan.

Insurance, retirement savings plans and other benefits were overseen by the Benefits Committee but were taken into account by the Compensation Committee. The Audit Committee reviewed transactions between the Company and its subsidiaries and their officers and their affiliates. See, "Certain Transactions."

Policies

The principal objective of the Company's Fiscal 1998 executive compensation program was to motivate officers and other senior managers to maximize the Company's operating income and thereby to increase stockholder returns. The program was intended to be competitive and thereby to encourage associates to remain in the Company's employ. Finally, the program was designed to be equitable. The principal components of the executive compensation program for Fiscal 1998 were:

                  o base salary with merit increases for certain associates
                  o formula-based cash bonus awards for achieving a seasonal
                    (six-month) operating income target
                  o matching retirement savings contributions by the Company with a maximum of 1.5% of combined base salary and cash bonus
                  o stock options exercisable at fair market value on the date action was taken by the Board of Directors or Compensation Committee, as the case may be.

In addition, Company retirement savings contributions generally equal to 6% of combined base salary and cash bonus were made for the benefit of certain officers (see, "Executive Compensation - Retirement Savings Plan").

Except for base salaries, all the components of the executive compensation program were affected by the Company's operating income. In this way, the economic interests of the officers and other senior managers were aligned with those of the stockholders.

The operating income targets (which the Company deems to be proprietary and confidential) for the bonus awards program were met in both seasons of Fiscal 1998. Bonuses were paid in accordance with the program formula.

CEO Compensation

In Fiscal 1996, Fiscal 1997 and Fiscal 1998, the base salary of the Company's Chairman of the Board, President and Chief Executive Officer, Raphael Benaroya, was approximately $550,000 per annum, as he voluntarily declined to be considered for a raise and voluntarily waived current payment of the annual cost of living increases that he was entitled to receive under his Employment Agreement. Mr. Benaroya participated in the Company's bonus award program and received bonus awards with respect to Fiscal 1998 in accordance with the program formula, which applies to all program participants. See, "Executive
Compensation - Employment Agreements."

In February 1998, the Committee recommended that the Board of Directors approve a stock option to Mr. Benaroya, subject to a stockholder vote, in recognition of his success in returning the Company to profitability in Fiscal 1997. The stock option was approved by the Board and granted by the stockholders. The option is to purchase 200,000 shares of Company Common Stock at an exercise price of $6.3125 (the fair market value on the date on which the Board of Directors approved the grant) for a term of ten years, vesting in five equal annual installments.


                                                Respectfully submitted,

Dated:  March 31, 1999                          COMPENSATION COMMITTEE
                                                Vincent P. Langone, Chairman
                                                Joseph A. Alutto
                                                Joseph Ciechanover

                              --------------------


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


The Compensation Committee of the Board of Directors of the Company has been composed of Vincent P. Langone, as Chairman, Joseph A. Alutto and Joseph Ciechanover since May 1998. Previously, it was composed of Richard W. Rubenstein, as Chairman, Ilan Kaufthal and Vincent P. Langone.

Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, is a member of the Compensation Committee of the Board of Directors of Russ Berrie and Company, Inc. Russell Berrie is the Chairman of the Board and Chief Executive Officer of Russ Berrie and Company, Inc. and is a Director of the Company.

Richard W. Rubenstein is a partner of a law firm that performed services for the Company in Fiscal 1998 with respect to the Employment Agreements, dated as of November 20, 1998, between the Company and Mr. Benaroya, George R. Remeta, the Vice Chairman and Chief Financial Officer of the Company, and Kenneth P. Carroll, the Senior Vice President and General Counsel of the Company, respectively.

                            STOCKHOLDER RETURN GRAPH

The following graph shows the change at January 30, 1999 in the value of $100 invested in Common Stock of the Company on January 31, 1994 compared with the changes since then in the Standard & Poor's 500 Composite Stock Index, which includes companies that sell products other than women's apparel, and the Standard & Poor's Retail Specialty Apparel Stock Index.


                                                       1/94        1/95       1/96       1/97       1/98       1/99
United Retail Group, Inc.                               100          84         41         33         57        105
S & P 500                                               100         101        139        176        224        296
S & P RETAIL (SPECIALTY APPAREL)                        100          80         95        121        219        372






             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors of the Company and officers of the Company and its subsidiaries are required to file with the Securities and Exchange Commission Statements of Changes in Beneficial Ownership with respect to the Company's Common Stock, designated as Form 4's. The Form 4's are required to be filed monthly, with certain exceptions, if a reporting person acquires or disposes of beneficial ownership of the Company's Common Stock. Former officers are also required to file Form 4's for up to six months after leaving the Company's employ. Transactions not included on a Form 4, either pursuant to an exemption under the rules or through inadvertence, are required to be reported after the end of the fiscal year on Annual Statements of Changes In Beneficial Ownership, designated as Form 5's. Based on copies of Form 4's and Form 5's received by the Company from reporting persons with respect to transactions in Fiscal 1998, it appears that a former officer of United Retail Incorporated, Jeffrey Krainess, did not file a required Form 5 with respect to the cancellation of employee stock options after he resigned from employment.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock of the Company by persons who were known by the Company to be the beneficial owners of more than 5% of the outstanding shares. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information in filings by the persons listed with the Securities and Exchange Commission. All information about beneficial ownership amounts is as of December 31, 1998, except as noted below, and the percents of outstanding shares are as of April 16, 1999.

                                              Amount and            Percent of
            Name and Address             Nature of Beneficial       Outstanding
          of Beneficial Owner                  Ownership               Shares
          -------------------                  ---------               ------

Mr. Raphael Benaroya (1) ..................... 2,572,643                19.1%
    c/o United Retail Group, Inc.
    365 West Passaic Street
    Rochelle Park, New Jersey  07662

Limited Direct Associates, L.P. (2) .......... 2,100,000                16.0%
    Three Limited Parkway
    Columbus, Ohio  43230

Buckingham Capital Management Incorporated (3)   909,950                 6.9%
    630 Third Avenue
    New York, New York  10017

Franklin Advisory Services, Inc. (3) .........   893,600                 6.8%
    One Parker Plaza
    Fort Lee, New Jersey  07024

Cumberland Associates LLC (4) ................   721,000                 5.5%
    1114 Avenue of the Americas
     New York, New York 10036

Dimensional Fund Advisors, Inc. (3) ..........   677,800                 5.2%
    1299 Ocean Avenue
    Santa Monica, California  90401

------------------
(1) As of March 31, 1999. Includes 394,706 shares which may be acquired within 60 days by the exercise of stock options. Excludes 90,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership. See "Security Ownership of Management - Stockholders' Agreement" for a description of voting arrangements to which these shares are subject. Except for provisions of the Restated Stockholders' Agreement, Mr. Benaroya has the sole right to vote and dispose of these shares
(2) As of January 30, 1999. Limited Direct Associates, L.P. ("LDA") is an affiliate of The Limited, Inc. See "Security Ownership of Management - Stockholders' Agreement" for a description of voting arrangements to which these shares are subject. Except for the provisions of the Restated Stockholders' Agreement, LDA has the sole right to vote and dispose of these shares.
(3) An investment adviser with the sole right to vote and dispose of these shares.
(4) Cumberland Associates LLC has the sole right to vote and dispose of 681,000 of these shares and shared voting power and dispositive power for the remainder.

                              CERTAIN TRANSACTIONS

Before July 1989, the Company was an indirect, wholly-owned subsidiary of The Limited, Inc. ("The Limited"), which has retained an interest in the Company. See, "Security Ownership of Principal Stockholders."

One AVENUE store was subleased by United Retail Incorporated from a subsidiary of The Limited in Fiscal 1998 pursuant to an Amended and Restated Master Affiliate Sublease Agreement, dated as of July 17, 1989. United Retail Incorporated was charged approximately $0.1 million as its share of the rent in Fiscal 1998.

American Licensing Group, Inc., which is a subsidiary of The Limited, granted to United Retail Incorporated pursuant to agreements dated as of April 30, 1989, as amended (the "Accessories Sublicensing Agreements"), non-exclusive trademark sublicenses to manufacture and sell accessories with a national brand name. During Fiscal 1998, United Retail Incorporated made payments to American Licensing Group, Inc. under the Accessories Sublicensing Agreements of approximately $0.4 million, of which American Licensing Group, Inc. paid approximately $0.3 million to the licensor of the trademark.

Management believes that the terms of the Restated Master Affiliate Sublease Agreement and the Accessories Sublicensing Agreements are not more favorable to The Limited's affiliates than the terms that would be available in arm's length transactions between unaffiliated parties.

American Licensing Group, L.P. ("ALGLP") provides management and administrative services to American Licensing Group, Inc. under a management services agreement between ALGLP and American Licensing Group, Inc. dated as of August 26, 1989 (the "Management Services Agreement") for a base fee and a share of the net profits of American Licensing Group, Inc. During Fiscal 1998, total fees by American Licensing Group, Inc. to ALGLP were approximately $0.1 million. The partners of ALGLP are an affiliate of The Limited, which owns a 20% limited partnership interest, and Raphael Benaroya, Inc., an affiliate of Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, which owns an 80% partnership interest. Mr. Benaroya has advised the Company that he believes the arrangements made to have ALGLP provide management and administrative services to American Licensing Group, Inc., including the execution and delivery of the Management Services Agreement, were not more favorable to ALGLP than the arrangements that would have been available to American Licensing Group, Inc. in a transaction with a service provider unaffiliated with Mr. Benaroya.

ALGLP granted to United Retail Incorporated pursuant to agreements dated as of March 11, 1994, as amended, and March 17, 1995, respectively (the "ALGLP Sublicensing Agreements"), non-exclusive trademark sublicenses to sell foundations and sleepwear with a national brand name. During Fiscal 1998, United Retail Incorporated made payments to ALGLP under the ALGLP Sublicensing Agreements of approximately $0.4 million, of which ALGLP paid approximately $0.3 million to the licensor of the trademark. ALGLP subleases a two-room suite of offices from United Retail Incorporated, which also provides certain office services and supplies to ALGLP at estimated cost. During Fiscal 1998, ALGLP paid approximately $6,000 rent and reimbursed United Retail Incorporated approximately $29,000 (on a cash rather than an accrual basis) for office services and supplies. At January 30, 1999, the account receivable from ALGLP was approximately $11,000. Management believes that the terms of the business arrangements between United Retail Incorporated and ALGLP are not more favorable to ALGLP than the arrangements that would be available in arm's length transactions between unaffiliated parties.

The father of Raphael Benaroya is employed by United Retail Incorporated. His salary in Fiscal 1998 was approximately $63,000. Management believes that the terms of employment of Mr. Benaroya's father are not more favorable to him than the terms that would have been available to him from an employer unaffiliated with Mr. Benaroya.

The Company is required to bear the expenses of registering shares of Common Stock under the Securities Act as follows. Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, and the Company are among the parties to the Restated Stockholders' Agreement. Pursuant to the Restated Stockholders' Agreement, Limited Direct Associates, L.P. ("LDA"), an affiliate of The Limited, has the right ("Demand Registration Right") on two occasions to require the Company to prepare and file a registration statement under the Securities Act with respect to not more than 2,500,000 shares of Common Stock. Mr. Benaroya has a similar Demand Registration Right exercisable on one occasion with respect to an offering of not more than 2,687,500 shares of Common Stock. Further, in the event that the Company proposes to register any of its securities under the Securities Act for its own account (subject to certain exceptions), or pursuant to the exercise of a Demand Registration Right, the other parties to the Restated Stockholders' Agreement, including George R. Remeta, the Vice Chairman and Chief Financial Officer of the Company, Ellen Demaio, the Senior Vice President-Merchandise of United Retail Incorporated, and certain other stockholders are entitled to include shares in such registration, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration.

Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, and George R. Remeta, the Vice Chairman and Chief Financial Officer of the Company, borrowed money from the Company to finance taxes arising from their exercises of employee stock options on February 13, 1998. (The advances had previously been authorized by the Compensation Committee.) In Fiscal 1998, advances were made of approximately $1.6 million to Mr. Benaroya and $0.2 million to Mr. Remeta. In Fiscal 1999, an additional advance of approximately $0.1 million was made to Mr. Benaroya. Interest is payable annually at the prime rate. Accrued interest at February 13, 1999 has been paid in full in the respective amounts of approximately $137,000 for Mr. Benaroya and $21,000 for Mr. Remeta. The largest amounts outstanding were approximately $1.7 million from Mr. Benaroya and $0.2 million from Mr. Remeta, respectively, which remain outstanding. The advances mature on February 13, 2002 subject to acceleration under certain circumstances and to a call by the Company on February 13, 2000 with respect to half of the principal amount. Payment of the advances is secured by a pledge of the shares of the Company's Common Stock issued upon the option exercises in the respective amounts of 777,925 shares issued to Mr. Benaroya and 116,888 shares issued to Mr. Remeta. Each advance is a full recourse obligation of the borrower.

Alan R. Jones, the Vice President - Real Estate of United Retail Incorporated, borrowed approximately $75,000 from the Company in Fiscal 1995 to pay investment expenses. The advance was a full recourse, unsecured obligation and bears interest at the prime rate plus one percentage point. After 1996, interest has been payable in kind, that is, interest has been added to the principal amount. The principal and interest outstanding on January 30, 1999 was approximately $90,000. The advance is payable in February 2001 but the Company has agreed to forgive the advance, if Mr. Jones remains in United Retail Incorporated's employ until the maturity date of the advance.

                            -------------------------

                         INDEPENDENT PUBLIC ACCOUNTANTS

During Fiscal 1998, PricewaterhouseCoopers LLP served as the Company's independent public accountants and in that capacity rendered an opinion on the Company's consolidated financial statements as of and for the year ended January 30, 1999. The Company has selected PricewaterhouseCoopers LLP as its independent public accountants for the current fiscal year.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

             PROPOSAL TO APPROVE ADOPTION OF 1999 STOCK OPTION PLAN

Introduction

On February 26, 1999, the Board of Directors of the Company adopted the 1999 Stock Option Plan (referred to below as the "Plan"), subject to stockholder approval. The following is a fair summary of the terms of the Plan, which is nevertheless qualified in its entirety by reference to the complete text of the plan attached to this Proxy Statement as Exhibit A. (The Restated 1996 Stock Option Plan as currently in effect is referred to below as the "Existing Plan.")

Eligibility and Participation; Administration

Eligibility to participate in the Plan is limited to full-time associates of the Company and its subsidiaries who are not Directors and to Directors who are not associates. The Directors who are associates have declined to be eligible to participate.

Approximately 1,500 full-time associates of the Company and its subsidiaries are within the class eligible to participate in the Plan. The Company anticipates that approximately 50 eligible associates and nonmanagement Directors will participate in the Plan. (Unless otherwise indicated, references herein to optionees includes eligible associates and nonmanagement Directors.) Participation in the Plan by associates shall be based upon the associate's present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Committee deems relevant. Each nonmanagement Director will receive an annual award of an option to purchase 3,000 shares.

The Compensation Committee of the Board of Directors (the "Committee") will administer the Plan. The Committee has the full power in its discretion to grant awards under the Plan, to determine the terms thereof, to interpret the provisions of the Plan, to authorize loan guaranties and loans to finance tax payments and to take such action as it deems necessary or advisable for the administration of the Plan.

Number of Shares Available for Option Grants; Outstanding Options

The Plan provides for awards of options to purchase up to 400,000 shares of Common Stock, equivalent to 3.1% of the outstanding shares, during the term of the Plan.

At March 31, 1999, the Existing Plan had 38,500 shares of Common Stock available to be optioned. If the adoption of the Plan is not approved by the stockholders, the Existing Plan shall remain in effect. If the adoption of the Plan is approved, no further option grants will be made under the Existing Plan except in exchange for the surrender and cancellation of an equal number of outstanding options issued under the Existing Plan.

At March 31, 1999, there were 1,687,600 options outstanding, equivalent to 12.9% of the outstanding shares of Common Stock, at an average exercise price of $6.1482 per share. The last reported sale price of the Common Stock on the National Association of Securities Dealers, Inc. National Market System was $10.50 per share on April 14, 1999. See, "Aggregated Option Exercises in Fiscal 1998 and Fiscal 1998 Year End Option Values" for information with respect to total options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries. The total options held by each of these five executive officers did not change from January 30, 1999 to March 31, 1999. As of March 31, 1999, the other associates of the Company held options to purchase a total of 471,400 shares; the nonmanagement Directors held options to purchase a total of 105,200 shares; and a former nonmanagement Director held options to purchase a total of 6,000 shares.

Purpose of the Plan

The purpose of the Plan is to attract and retain the best available Directors and executive and key management associates for the Company and its subsidiaries and to encourage the highest level of performance by them, thereby enhancing the value of the Company for the benefit of its stockholders. The Plan is also intended to motivate Directors and executive and key management associates to contribute to the Company's future growth and profitability and to reward their performance in a manner that provides them with a means to increase their holdings of the Common Stock of the Company and aligns their interests with the interests of the stockholders of the Company.

Type of Awards Under the Plan

The Plan provides that the Committee may grant awards to eligible associates of
(i) incentive stock options ("ISO's"), and (ii) nonqualified stock options ("NSO's"). All awards to Directors will be NSO's.

Exercise Price; Vesting

The exercise price of Options will be determined by the Committee at the time of grant. The option price per share of Options to associates will not be less than the fair market value of the Common Stock on the date of such grant ("Fair Market Value"). All Options to Directors will be exercisable at Fair Market Value.

For Options held by associates, the Committee will determine at the time of grant the terms under which Options shall vest and become exercisable. Options granted to Directors will vest 20% annually commencing on the completion of the first full year after the date of grant.

Special Limitations on ISO's

The Internal Revenue Code of 1986, as amended (the "Code") and regulations thereunder provide that the total Fair Market Value of shares subject to ISO's that are exercisable for the first time by an eligible associate in a given calendar year shall not exceed $100,000.

Exercise of Options

An Option may be exercised by written notice to the Company stating the number of shares of Common Stock with respect to which the Option is being exercised and tendering payment therefor. Shares of Common Stock already held by the optionholder (valued at the fair market value on the date of exercise) may be tendered in payment of the exercise price.

Nontransferability of Options

Options are not transferable except by will, applicable laws of descent and distribution or qualified domestic relations orders, provided, however, that options may be transferred to members of the optionee's immediate family.

Expiration and Termination of Options

Options will expire at such time as the Committee determines; provided, however, that an NSO may not be exercised more than ten years and one day from the date of grant and an ISO may not be exercised more than ten years from the date of grant.

Options may be exercised within 90 days after the termination of an associate's employment or Director's term (other than by death or total disability). Upon the death of an associate or Director while employed by the Company or its subsidiaries or during a Director's term (or upon death within 90 days after termination of employment or Director's term), Options shall remain exercisable for one year following termination. Upon total disability of an associate or Director while employed by the Company or its subsidiaries or during a Director's term, Options shall remain exercisable for one year following termination. In no case, however, shall an option be exercisable later than the end of the term specified in the grant.

Lapsed Awards

Shares of Common Stock attributable to unexercised Options that expire or are terminated, surrendered or canceled may become available for subsequent award under the Plan at the Committee's discretion.

Adjustment upon Changes in Capitalization

The number and class of shares available under the Plan may be adjusted by the Committee to prevent dilution or enlargement of rights in the event of various changes in the capitalization of the Company.

Amendment and Termination

The Board of Directors may suspend, amend, modify or terminate the Plan; provided, however, that the Company's stockholders shall be required to approve any amendment that would (i) materially increase the aggregate number of shares issuable under the Plan, (ii) materially increase the benefits accruing to optionees under the Plan, or (iii) materially modify the requirements for eligibility to participate in the Plan.

Options granted prior to a termination of the Plan shall continue in accordance with their terms following such termination. No amendment, suspension or termination of the Plan shall adversely affect rights previously granted to an optionee without his or her consent.

Accounting Treatment

No compensation expense accrues in connection with the vesting of options granted under the Plan.

Federal Income Tax Consequences; Financing Tax Payments

There will be no Federal income tax consequences to the optionee or the Company upon the grant of either an ISO or an NSO under the Plan. Upon exercise of an NSO, an optionee will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired shares of Common Stock, less (ii) the exercise price of the NSO. The Company will be entitled to a tax deduction in the same amount.

Upon the exercise of an ISO, an associate recognizes no immediate taxable income. Income recognition is deferred until the associate sells the shares of Common Stock. If the Option is exercised no later than three months after the termination of the associate's employment, and the associate does not dispose of the shares acquired pursuant to the exercise of the Option within two years from the date the Option was granted and within one year after the exercise of the Option, the gain on the sale will be treated as long term capital gain. Certain of these holding periods and employment requirements are liberalized in the event of an associate's death or disability while employed by the Company. The Company is not entitled to any tax deduction, except that if the Common Stock is not held for the full term of the holding period outlined above, the gain on the sale of such Common Stock, being the lesser of (i) the fair market value of the Common Stock on the date of exercise minus the exercise price, or (ii) the amount realized on disposition minus the exercise price, will be taxed to the associate as ordinary income and the Company will be entitled to a deduction in the same amount. The excess of the fair market value of the Common Stock acquired upon exercise of an ISO over the exercise price constitutes a tax preference item for purposes of computing the "alternative minimum tax" under the Code.

The Committee may either require payment or retain shares of Common Stock otherwise issuable under the Plan, in order to satisfy applicable withholding tax requirements.

The Committee will have authority, at the time of grant of an NSO or on the exercise by the optionee of an Option which is not taxed as an ISO, to authorize an unconditional guaranty of payment by the Company of a full recourse loan on terms acceptable to the Committee obtained by the optionee who exercised the Option from a commercial bank or a registered broker-dealer for the exclusive purpose of paying personal income or excise taxes incurred as a result of such exercise. The Committee will also have authority to make loans to finance such tax payments. Loan guaranties and loans will be issued if the Committee, in its sole discretion, determines them to be appropriate and in the best interests of the Company to assist in the payment of income and excise taxes incurred on exercise of an Option.

Approval of Plan

Approval of the adoption of the Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders. FOR votes will be counted in favor of approval of the Plan. AGAINST votes will be counted as opposing approval of the Plan. ABSTAIN votes will not be counted for or against approval, but will be counted for quorum purposes. Broker non-votes will not be counted for any purpose.

It is the intention of the persons named in the accompanying form of proxy to vote FOR the proposal unless a contrary choice is indicated by the stockholder executing the proxy.

                            -------------------------

                                  OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders. However, if other matters should come before the meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

                            -------------------------

                              STOCKHOLDER PROPOSALS

Any proposals of stockholders that are intended to be presented at the 2000 Annual Meeting of Stockholders, but which are not received by the Secretary of the Company at the principal executive offices of the Company on or before December 27, 1999 may be omitted by the Company from the proxy statement and form of proxy relating to that meeting.

                            -------------------------

                            EXPENSES OF SOLICITATION

The expenses of preparing, assembling, printing and mailing the proxy and the material used in solicitation of proxies will be paid by the Company. In addition to the use of the mails, solicitation may be made by associates of the Company by telephone, mailgram, facsimile and personal interview. The Company does not expect to pay any compensation for the solicitation of proxies.

                                         By Order of the Board of Directors,


                                         /s/ Raphael Benaroya
                                         ---------------------------------------
                                         Raphael Benaroya
                                         Chairman of the Board

                                                                       Exhibit A
                                                                       ---------

                            UNITED RETAIL GROUP, INC.
                             1999 STOCK OPTION PLAN


WHEREAS, United Retail Group, Inc., a Delaware corporation (the "Company"), desires to attract and retain the best available directors, executives, and key management associates for itself and its direct and indirect subsidiaries, to provide long range inducements for them to remain associated with the Company and its direct and indirect subsidiaries, to provide the highest level of performance by such directors, executives and associates, and to acquire a permanent stake in the Company with the interest and outlook of owners; and

WHEREAS, the Board of Directors of the Company adopted the United Retail Group, Inc. 1999 Stock Option Plan and the stockholders of the Company approved the same;

NOW, THEREFORE, the Company hereby approves and adopts the United Retail Group, Inc. 1999 Stock Option Plan on the following terms and conditions:

Section 1. Definitions. The following terms have the following meanings when used in this Plan, in both singular and plural forms:

"Assignee" means a member of the immediate family of an Optionee to whom the Optionee has assigned an Option.

"Associate" means any full-time associate of an Employer.

"Change in Control" means (a) the acquisition after the Effective Date by any person (defined for the purposes of this Section to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, the Chief Executive Officer of the Company, or an employee benefit plan created by the Board of Directors of the Company for the benefit of its Associates, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission ("SEC") under Section 13(d) of the Exchange
Act) of any securities issued by the Company if, after such acquisition, such person is the beneficial owner of securities issued by the Company having 20% or more of the voting power in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose of all of the voting securities issued by the Company, if such person acquired such beneficial ownership without the prior consent of the Board of Directors of the Company;
(b) the election of a majority of the Directors, elected at any meeting of the holders of voting securities of the Company, who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors; or (c) the merger or consolidation with or transfer of substantially all of the assets of the Company to another person if the Board of Directors does not adopt a resolution, before the Company enters into any agreement for such merger, consolidation or transfer, determining that it is not a Change in Control.

"Code" means the Internal Revenue Code of 1986, as now in effect or hereafter amended and as now or hereafter interpreted, construed and applied by regulations, rulings and cases.

"Committee" means (a) the members of the Compensation Committee of the Board of Directors of the Company who are non-employee directors within the meaning of SEC Rule 16b-3(b)(3)(i), who, if they are fewer than all the members, shall constitute an ad hoc committee of the Board of Directors, or (b) if the Compensation Committee has fewer than two members who are such non-employee directors, such other committee of the Board of Directors of the Company having at least two members who are such non-employee directors as may be designated from time to time by the Board of Directors of the Company, provided, however, that if any such Committee is not composed exclusively of such non-employee directors, the Committee will consist only of those members who are such non-employee directors.

"Company" means United Retail Group, Inc., a Delaware corporation.

"Date of Grant" means (a) in the case of a formula grant to a Director under
Section 2, the date of the annual meeting of stockholders of the Company to which the grant relates, (b) in the case of a discretionary Committee grant under Section 3, generally, the date action is taken by the Committee to grant an Option, or (c) in the case of a discretionary Committee grant under Section 3 where the grant is being made to an Associate being hired by the Employer, in the sole discretion of the Committee, the Associate's date of hire rather than the date on which the Committee subsequently or previously approves the grant of an Option to him or her; provided, however, that the Date of Grant for purposes of determining whether or not an Option is an Incentive Option will be the later of the date of such action or the date of hire.

"Director" means a duly elected and acting member of the Board of Directors of the Company who is not an Associate.

"Disability" means a disability as defined under the Company's long-term disability benefits plan in effect on the Effective Date.

"Effective Date" means May 26, 1999.

"Employer" means the Company and any corporation which is a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

"Holder" means the person who is, at the time of reference, entitled to exercise an Option.

"Incentive Option" means an Option which meets the requirements of Section 422 of the Code.

"Nonincentive Option" means any Option which is not an Incentive Option.

"Notice of Exercise" means a notice of exercise of any Option in a form determined by the Committee.

"Option" means any right to purchase Shares granted under the Plan.

"Option Agreement" means a written agreement between the Company and an Optionee setting forth the terms of an Option.

"Option Price" means the price per Share at which an Option is exercisable.

"Optionee" means an Associate or Director to whom an unexercised Option has been granted under the Plan.

"Plan" means this United Retail Group, Inc. 1999 Stock Option Plan.

"Retirement" means the Termination of an Associate after the Associate's 65th birthday.

"Shares" means shares of Common Stock, with par value equal to $.001 per share, of the Company.

"Tax Payment Loan Guaranty" shall mean a guaranty of payment made by the Company in the amount and under the circumstances described in Section 5.

"Termination" means the termination of the Optionee's relationship with the Company including termination of the Optionee's employment and status as Director. An Optionee who is absent from employment or other relationship with the Company for a reason or purpose and for a period of time approved by the Committee, in its sole discretion, shall not for the period of such absence be deemed, solely because of such absence, to have suffered a Termination, unless and until the Committee otherwise determines.

"Termination Date" means May 26, 2009.

"Value" means (a) if the Shares are listed or admitted to trading on a national securities exchange (including the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ")), the closing price of Shares on the principal securities exchange on which the Shares are listed or admitted to trading on the day prior to the date of determination, or if no closing price can be determined for the date of determination, the most recent date for which such price can reasonably be ascertained, or (b) if the Shares are not listed or admitted to trading on a national securities exchange but are publicly traded, the mean between the representative bid and asked prices of the Shares in the over-the-counter market at the closing of the day prior to the date of determination or the most recent such bid and asked prices then available, as reported by NASDAQ or if the Shares are not then quoted by NASDAQ as furnished by any market maker selected from time to time by the Company for that purpose, or (c) if neither (a) nor (b) is applicable, the fair market value on the applicable date as determined by the Committee in good faith using factors the Committee deems to be relevant including but not limited to any sale of Shares to an independent third party.

Section 2. Formula Grants to Directors.

         2.1. Eligibility and Formula. Beginning on the Effective Date and until the Termination Date, all Directors elected at each year's annual meeting of the stockholders will automatically be granted an Option to purchase 3,000 Shares. All Options granted under this Section are intended to be formula awards under SEC Rule 16b-3 and will not be subject to any provision of the Plan that gives the Committee discretion to change the terms of such Options to the extent that such Committee discretion will cause the Options granted under this Section to cease to be formula awards under SEC Rule 16b-3.

         2.2. Terms. All Options granted to Directors under this Section 2 will be on the following terms:

                  2.2.1.   Each Option will be a Nonincentive Option.

                  2.2.2. Each Option will have an Option Price equal to the Value of a Share as of the Date of Grant.

                  2.2.3. Each Option will become exercisable as to 20% of the Shares subject to the Option on the completion of the first full year after the Date of Grant and as to an additional 20% of such Shares on the completion of each full year thereafter prior to Termination.

                  2.2.4. Notwithstanding Section 2.2.3 but subject to Section 4.5, each Option will become immediately exercisable as to 100% of the Shares subject to the Option upon (a) a Change in Control or (b) the Optionee's death or Disability, provided, however, that the Committee within 90 days after the Termination of an Optionee for a reason other than death or Disability may make his Option(s) immediately exercisable as to 100% of the Shares subject to the Option.

                  2.2.5. Each Option will lapse on the earliest of (a) the date 10 years and one day after the Date of Grant, or (b) the date one year after the Termination of the Optionee if the Termination is due to death or Disability or if the Optionee dies within 90 days of Termination, or (c) the date 90 days after Termination if the Termination is for any reason other than death or Disability, provided, however, that the Committee within 90 days after the Termination of an Optionee may defer the lapse of his Option(s) to the date 10 years and one day after the Date of the Grant.

Section 3. Discretionary Grants to Associates.

         3.1. Eligibility and Discretionary Awards. Subject to the limitations contained in the Plan, the Committee may, at any time prior to the Termination Date, grant Options to Associates whom the Committee determines to be executive and key management Associates of the Employer. In determining the Associates to whom Options may be granted and the terms and conditions of such grants, the Committee may take into account the nature of the services rendered by such Associates, their past, present and potential contributions to the success of the Employer, and such other factors as the Committee deems relevant. In no event, however, shall the Committee grant Options to any Associate who also serves as a member of the Board of Directors on the Date of the Grant.

         3.2. Terms of Associate Options.

                  3.2.1. Subject to the provisions of the Plan and applicable law, the Committee will, in its sole discretion, determine the terms and conditions of any Options granted to an Associate at the time of grant.

                  3.2.2. In the absence of any provision in the grant of an Option to the contrary, the Option will have the following terms:

                           (a) The Options will be Incentive Options with
respect to the maximum number of Shares that may be Incentive Options and Nonincentive Options with respect to all other Shares.

                           (b) Each Option will have an Option Price equal to
the Value of a Share as of the Date of Grant.

                           (c) Each Option will become exercisable as to 20% of
the Shares subject to the Option on completion of the first full year of employment of the Optionee after the Date of Grant and as to an additional 20% of such Shares on the completion of each full year of such employment thereafter until Termination.

                           (d) Each Option will lapse on the earliest of (i) for
an Incentive Option, the date 10 years after the Date of Grant, and for a Nonincentive Option, the date 10 years and one day after the Date of Grant, (ii) the date one year after the Termination of the Optionee if the Termination is due to death or Disability or if the Optionee dies within 90 days of the date of Termination, or (iii) the date 90 days after Termination for any other reason.

                  3.2.3. Subject to Section 4.5, each Option granted under
Section 3 will become immediately exercisable as to 100% of the Shares subject to the Option upon (a) a Change in Control, or (b) the Optionee's death, Disability, or Retirement.

                  3.2.4. If the Holder of a Nonincentive Option shall so direct at least 60 days prior to the date of exercise, either (i) the Shares issued upon exercise of the Option shall be issued and registered on the Company's stockholder list as follows: the number of Shares having a Value on the date of exercise equal to the exercise price paid in connection with the exercise shall be issued to and registered in the name of the Holder and the remainder of the Shares shall be issued to and registered in the name of the trustee under the Company's Supplemental Retirement Savings Plan, or (ii) the number of Shares otherwise issuable upon exercise of the Option shall be reduced by the number of Shares having a Value on the date of exercise equal in the aggregate to the exercise price of the gross number of Options and the net number of Shares after such reduction shall be issued to and registered in the name of the trustee under the Company's Supplemental Retirement Savings Plan.

Section 4. Restrictions on all Options.

         4.1. Option Agreements. Each grant of an Option must be reduced to writing in an Option Agreement, in such form as the Committee determines, within a reasonable period after the Date of Grant. Any action taken after the Date of Grant may be reflected in an amendment to or restatement of such Option Agreement.

         4.2. Corporate Mergers; Acquisitions. The Committee may grant Options having terms and provisions which vary from those specified in the Plan if such Options are granted in substitution for, or in connection with the assumption of, existing options granted by another corporation and assumed or otherwise agreed to be provided for by the Company in connection with a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which any Employer is a party.

         4.3. Restrictions on Terms of Options. Each Option shall be subject to the following restrictions:

                  4.3.1. No Shares will be issued under the Plan unless and until all applicable requirements imposed by federal and state securities laws and by any stock exchanges or NASDAQ upon which the Shares may be listed have been fully met.

                  4.3.2. No Option will have an Option Price less than 100% of the Value of a Share as of the Date of Grant.

                  4.3.3. Each Option will lapse no later than the date 10 years and one day after the Date of Grant.

                  4.3.4. Subject to Sections 2.2.4, 3.2.3 and 8, no more than 25% of the Shares subject to each Option may become exercisable before completion of the second full year of employment of the Optionee after the Date of Grant and no more than an additional 25% of such Shares may become exercisable before the completion of each full year of such employment thereafter until Termination.

         4.4. Maximum Number. In no event shall the Committee grant Options to an Associate to purchase a total of more than 100,000 Shares under the Plan, including any Options that lapse or are surrendered for cancellation.

         4.5. Six Month Rule. Nothing in the Plan will permit an Option to be exercisable within six months of the Date of Grant except in the case of the Optionee's death.

Section 5. Tax Payment Loan Guaranty. The Committee will have authority, at the time of grant of a Nonincentive Option or on the exercise of an Option which is not taxed as an Incentive Option, to authorize an unconditional guaranty of payment by the Company of a full recourse loan on terms acceptable to the Committee obtained by the Holder who exercised the Option from a commercial bank or a registered broker-dealer for the exclusive purpose of paying personal income or excise taxes incurred as a result of such exercise. The Committee will also have authority to make a loan to finance such tax payments. Loan guaranties and loans will be issued if the Committee, in its sole discretion, determines them to be appropriate and in the best interests of the Employer to assist in the payment of income and excise taxes incurred on exercise of such Option.

Section 6. Exercise of Options.

         6.1. Notice of Exercise. Options may be exercised only by delivery to the Vice President-Associate Services or such other person designated by the Committee of a Notice of Exercise and payment under Section 6.2 for the Shares. Except as specifically provided, an Option shall be exercisable during the Optionee's lifetime only by the Optionee or his or her Assignee.

         6.2. Deliveries on Exercise.

                  6.2.1. Any Notice of Exercise will be effective only if the Holder pays to the Company the Option Price for the portion of any Option being exercised and pays the Company an amount equal to any tax withholding required to be made.

                  6.2.2. The Holder may, in his or her sole discretion, pay all or a portion of the Option Price for the portion of an Option being exercised by surrender and delivery of Shares already owned by the Holder for not less than six months. Any such Shares delivered in full or partial payment of the Option Price shall be valued at the Value as of the date of receipt of the Shares by the Company. In lieu of delivery of such previously owned Shares, the Holder may direct the Company to withhold an equal number of Shares that otherwise would be issued to the Holder upon exercise of the Option.

                  6.2.3. The Committee may, in its sole discretion, permit all or a portion of any amount required to be withheld for taxes to be paid by surrendering and delivering Shares already owned by the Holder or by withholding a portion of the Shares that otherwise would be issued to the Holder upon exercise of the Option. Any such Shares surrendered or withheld will be valued at the Value as of the date of receipt for surrendered Shares or as of the date of exercise of the Option for withheld Shares. Any election to have Shares withheld from the Shares that would otherwise be issued to the Holder upon exercise must be made during or as of the period beginning on the third business day following the date of release of quarterly or annual financial data of the Company and ending on the twelfth business day following such date.

         6.3. Time and Manner Restrictions. The Committee has the right to limit the time and manner of exercise of Options to comply with applicable law including but not limited to federal securities laws.

         6.4. Delivery of Shares. As soon as reasonably practicable following exercise, a certificate representing the Shares purchased registered in the name of the Holder will be delivered to the Holder or, at the direction of the Holder in accordance with Section 3.2.4, to the trustee under the Company's Supplemental Retirement Savings Plan.

Section 7. The Committee.

         7.1. Powers of Committee. The Committee will have the power to do the following:

                  7.1.1 To grant Options on such terms not inconsistent with the Plan as the Committee determines;

                  7.1.2. To maintain records relating to Optionees, Assignees and Holders;

                  7.1.3. To prepare and furnish to Optionees, Assignees and Holders all information required by applicable law or the Plan;

                  7.1.4. To construe and apply the provisions of the Plan and to correct defects and omissions therein;

                  7.1.5. To engage assistants and professional advisers;

                  7.1.6. To provide procedures for determination of claims under the Plan;

                  7.1.7. To make any factual determinations necessary or useful under the Plan; and

                  7.1.8. To adopt and revise rules, regulations and policies under the Plan.

         7.2. Delegation. The Committee may delegate to any one or more of its number authority to sign any documents on its behalf or to perform ministerial acts, but no person to whom such authority is delegated shall perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the Committee, even though he or she alone may sign any document required by third parties. The Committee may designate a secretary, who may be a member of the Committee. All third parties may rely on any communication signed by the secretary, acting as such, as an official communication from the Committee.

         7.3. Binding Effect of Actions. All actions taken by the Committee under the Plan will be final and binding on all persons.

         7.4. Indemnification. No member of the Committee, nor any Associate to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company's Certificate of Incorporation and By-laws, as amended from time to time.

Section 8. Actions by Committee After Grant.

         8.1. General. The Committee may, subject to the consent of the Holder under Section 9.2, where the action impairs or adversely alters the rights of the Holder, at any time and from time to time after the Date of Grant of any Option, modify the terms of any grant to terms which would have been permitted for such grant on the Date of Grant.

         8.2. Antidilution Provisions. If, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, recapitalization or other such change, the Shares are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation; then:

                  8.2.1. The number and kind of shares of stock or other securities into which each outstanding Share is changed or for which each such Share may be exchanged, will automatically be substituted for each Share subject to an unexercised Option and for each Share available for additional grants.

                  8.2.2. The Option Price will be increased or decreased proportionately so that the aggregate Option Price for the securities subject to the Option remains the same as immediately prior to such event and the ratio of the Option Price to the Value of the securities subject to the Option is no more favorable to the Holder than the ratio of the Option Price to the Value immediately before such event.

                  8.2.3. The Committee shall make such other adjustments to Options and the provisions of the Plan and Option Agreements as may be appropriate and equitable, and not confer on the Holder more favorable benefits than those of the Holder before the event, which adjustments may provide for the elimination of fractional shares or units.

         8.3. Merger of the Company. If, directly or indirectly, (a) the Company is a party to a merger or consolidation agreement with a corporation that is not a subsidiary of the Company, (b) the Company is a party to an agreement to sell substantially all of its assets to any person other than a subsidiary of the Company, or (c) any person other than the Company or one of its subsidiaries has publicly announced an offer to purchase more than 5% of the outstanding voting securities of the Company, the Committee, in its sole discretion, may provide that, for a period beginning on the later of the date six months after the Date of Grant or 15 days before the closing of any such proposed transaction, and not extending beyond the earlier of the date on which the Options would otherwise lapse and the date of the closing of such proposed transaction, notwithstanding the provisions of any Option Agreement, all Options granted under the Plan may be exercised by the Holders in whole or in part during such period, and that upon the closing of such proposed transaction, all Options under the Plan will expire and be null and void. At least 15 days prior to the closing of such proposed transaction, the Company must notify each Holder that the Option is exercisable under this Section. If the agreement for such proposed transaction is terminated, (a) all exercises under this Section of Options will be void ab initio (from the outset), (b) the Company will refund the applicable Option Price and withholding tax and the Holder will return any Shares issued, and (c) the Option will be reinstated and exercisable thereafter on the terms of the Options without regard to that application of this Section.

         8.4. Authority to Accelerate. Notwithstanding anything else in the Plan to the contrary other than Section 4.5, the Committee may, at the time of grant or at any time or from time to time thereafter, accelerate the time at which Options become exercisable or waive any provisions of the Plan relating to the manner of payment or procedures for the exercise of any Options. Any such acceleration or waiver may be made effective (a) with respect to one or more or all Holders under the Plan, (b) with respect to some or all of the Shares subject to an Option of any Holder or (c) for a period of time ending at or before the expiration date of any Option. If the waiver of any provisions constitutes a new grant of an Option or the grant of an additional derivative security for purposes of SEC Rule 16b-3, the date of the waiver will be deemed to be a new Date of Grant for purposes of Section 4.5. If the waiver of any provisions constitutes a new grant of an Option for purposes of Code Section 424, the Committee must determine if the Option retains its status as an Incentive Option.

         8.5. Surrenders. The Committee may permit the voluntary surrender of all or a portion of any Option granted under the Plan. Upon surrender, the Options surrendered will be canceled and the Shares or units previously subject to them will be available for the grant of other Options.

Section 9. Amendment of the Plan.

         9.1. Right to Amend, Etc. The Company may amend, suspend or terminate the Plan at any time, provided that, unless first approved by the stockholders of the Company, no amendment may be made in the Plan which:

                  9.1.1. Materially increases the benefits accruing to participants under the Plan;

                  9.1.2. Materially increases the number of securities which may be issued under the Plan; or

                  9.1.3. Materially modifies the requirements as to eligibility for participation in the Plan.

         9.2. Impairment of Rights of Holders. No amendment to the Plan or the terms of any grant hereunder shall be made so as to impair or adversely alter the rights of any Holder without such Holder's consent. Actions by the Committee under Section 8.2 or 8.3 do not constitute an amendment of the Plan or of any grant.

Section 10. Shares Reserved; Previous Plans. The maximum number of Shares which may be issued under the Plan will be 400,000 Shares, subject to adjustment under
Section 8.2, and such number of Shares will be reserved for issuance under the Plan. Each previous stock option plan of the Company is hereby amended so that no additional options may be granted thereunder on or after the Effective Date except in exchange for the surrender and cancellation of an equal number of outstanding options issued thereunder, provided, however, all Options granted under any previous stock option plan will remain in full effect. The Shares issued on exercise of Options may be authorized and unissued Shares or Shares held by the Company as treasury stock. If any Option under this Plan terminates, expires, lapses or is canceled as to any Shares, new Options may thereafter be granted for the purchase of such Shares.

Section 11. Miscellaneous.

         11.1 Registration. The Company shall (i) prepare and file with the SEC a Registration Statement with respect to the Plan as may be necessary or advisable to permit the continued and uninterrupted exercise of Options and the resale of Shares purchased pursuant to the exercise of Options or as may be required by the SEC, (ii) execute such other documents, and take such other actions, as may be necessary or advisable to cause the Registration Statement, as the same may be amended, to comply with the Securities Act of 1933 (the "Securities Act") and the Rules and Regulations thereunder, and (iii) register and qualify all Shares purchased pursuant to the exercise of Options for resale by the Holder in the State of New Jersey and in each state adjacent to the State of New Jersey. An amendment to the Registration Statement necessary for the resale of Shares purchased pursuant to the exercise of Options shall be filed by the Company within five business days after the Secretary of the Company receives a written request from a Holder to file an amendment. The Registration Statement shall not be withdrawn by the Company until all the Options shall have lapsed, or until all Shares purchased upon the exercise of Options shall have been resold, as the case may be.

         11.2. No Right to Employment. Nothing in the Plan or in any Option or Option Agreement will confer upon any Associate or Director any right to continue in the employment or other relationship of any Employer or to be entitled to any remuneration or benefits not set forth in the Plan or such Option Agreement or interfere with or limit the right of any Employer to terminate such Associate's employment or Director's relationship at any time.

         11.3. Successors and Assigns. The obligations of the Company under the Plan will be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

         11.4. Rights as Stockholder. No Holder will have any of the rights of a stockholder of the Company with respect to the Shares issuable under the Plan until certificates for such Shares have been issued.

         11.5. Expenses. All expenses and costs in connection with administration of the Plan will be borne by the Company.

         11.6. Section 16. Any provision of this Plan will be deemed amended and void to the extent it causes a violation under Section 16 of the Exchange Act and the rules thereunder.

         11.7. Limitation of Liability. The liability of the Company under this Plan or in connection with any exercise of an Option is limited to the obligations expressly set forth in the Plan and in any of the Option Agreements and no term or provision of this Plan or any Option Agreement will be construed to impose any further or additional duties, obligations or costs on the Employer not expressly set forth in the Plan and the Option Agreement.

         11.8. Beneficiaries and Assignment of Rights. No Option or other right under the Plan may be assigned, pledged, hypothecated, given, or otherwise transferred by the Holder, except that (a) an Optionee will be entitled to designate a beneficiary of the Option upon the Optionee's death by delivering such designation in writing to the Vice President-Associate Services of the Company, (b) if no such designation is made by the Optionee, the Option will be transferred upon the Optionee's death as determined under the applicable laws of descent and distribution, (c) an Option shall be transferred in accordance with a qualified domestic relations order (as defined in the Code), and (d) an Optionee will be entitled to assign an Option to a member of his immediate family, who, after such assignment, shall have all the rights and obligations of the Optionee with respect to the Option, except the right to make further assignments, provided, however, that the provisions of the Plan relating to death, Disability, Retirement, Termination and employment, including vesting provisions, shall remain unchanged and shall continue to refer to the Optionee. If a Holder suffers a Disability and does not have the capacity to exercise an Option, such Option will be exercisable by the Holder's guardian or attorney-in-fact during the Holder's lifetime.

         11.9. Notices. Notices required or permitted to be made under the Plan will be sufficiently made if personally delivered or sent by first-class, registered, or certified mail addressed (a) to the Holder at the Holder's address as set forth in the books and records of the Employer, or (b) to the Company or the Committee at the principal office of the Company to the attention of the Vice President-Associate Services. Any party may change its address through the method described above.

         11.10. Captions. The captions and section numbers appearing in this Plan are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Plan.

         11.11. Applicable Law. The Plan will be governed by and interpreted, construed, and applied in accordance with the laws of the State of New Jersey to the extent that they apply.

         11.12. Severability. If any provisions of the Plan are held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

                            UNITED RETAIL GROUP, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoints RAPHAEL BENAROYA and GEORGE R. REMETA and each of them, with power of substitution in each, proxies to represent the undersigned and to vote, as noted below, all the common stock of UNITED RETAIL GROUP, INC. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 26, 1999 at 11:00 A.M., or any adjournments thereof.

1. ELECTION OF DIRECTORS

   / / FOR all nominees listed below              / / WITHHOLD AUTHORITY
       (except as marked to the contrary below)       to vote for all nominees
                                                      listed below

       Nominees: Joseph A. Alutto, Raphael Benaroya, Russell Berrie,
                 Joseph Ciechanover, Michael Goldstein, Ilan Kaufthal,
                 Vincent P. Langone, George R. Remeta and Richard W. Rubenstein

(Instruction: To withhold authority to vote for any individual nominee(s), write name(s) in the space provided below.)

--------------------------------------------------------------------------------

2.  APPROVAL OF ADOPTION OF 1999 STOCK OPTION PLAN

                      FOR / /  AGAINST / /  ABSTAIN / /

                 (Continued and to be signed on opposite side)

                            UNITED RETAIL GROUP, INC.

3. In their discretion: (i) upon other matters as may properly come before the meeting without notice to the Company before April 23, 1999, (ii) as to the election of directors and the approval of adoption of the 1999 Stock Option Plan, if the appropriate boxes above are not marked, (iii) for the election of a substitute for any of the nominees listed above who become(s) unable to serve, and (iv) on matters incidental to the conduct of the meeting.

         The shares represented hereby will be voted as instructed by the undersigned. If the appropriate boxes are not marked, the proxies appointed hereby intend to vote FOR all the nominees listed and FOR approval of adoption of the 1999 Stock Option Plan.

         Please specify your votes by marking the appropriate boxes and date and sign your name(s) below.

                                                   Dated ................., 1999

                                                   Signature(s).................

                                                               .................

                                  DIRECTIONS TO
                               MARRIOTT GLENPOINTE
                           100 Frank W. Burr Boulevard
                                Teaneck, NJ 07666
                                 (201) 836-0600


FROM GEORGE WASHINGTON BRIDGE:

Take Route I-95/I-80 local lanes to Exit 70 Teaneck.

FROM LINCOLN TUNNEL:

Take the New Jersey Turnpike north (I-95 local) to Exit 70 Teaneck. Continue to Exit 70B.

FROM WESTCHESTER:

Take the Tappan Zee Bridge to the Palisades Interstate Parkway south to Route I-95/I-80 west to local lanes to Exit 70 Teaneck

                            UNITED RETAIL GROUP, INC.
                              1999 ADMITTANCE CARD

If you plan to attend the Annual Meeting of Stockholders to be held on May 26, 1999 at 11:00 a.m., this form may be used as an admittance card. Please fill in your name(s) and address and present it to the usher.


-----------------------------------------    -----------------------------------
Name(s)  (please print)                      Number of Shares Beneficially Owned



-----------------------------------------
Street Address



-----------------------------------------
City and State               Zip Code